Exhibit No. EX-99.h.3.f.1

DFA INVESTMENT DIMENSIONS GROUP, INC.

PACIFIC RIM SMALL COMPANY PORTFOLIO

ADMINISTRATION AGREEMENT

ADDENDUM NUMBER ONE

THIS ADDENDUM made this 21st day of October, 2005, by and between DF A INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), on behalf of:

“Pacific Rim Small Company Portfolio,”

(the “Portfolio”), a separate series of the Fund, and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the “Administrator”).

WHEREAS, the Fund and the Administrator have previously entered into an Administration Agreement, dated August 8, 1996 (the “Administration Agreement”), pursuant to which the Administrator has agreed to provide the services, assistance and facilities of an administrator, and to perform various administrative and other services for the Portfolio; and

WHEREAS, the Administrator has been informed by the Fund that the Portfolio desires to change it name;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is hereby agreed as follows:

1. The name of the Portfolio shall be changed from “Pacific Rim Small Company Portfolio” to “Asia Pacific Small Company Portfolio,” and all references in the Administration Agreement to “Pacific Rim Small Company Portfolio” shall be changed to “Asia Pacific Small Company Portfolio.”

2. The effective date of this Addendum shall be September 13, 2005.

3. The parties hereby further agree that no other provisions of the Investment Management Agreement are in any way modified by this Addendum, and that all other provisions of the Investment Management Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Addendum to be executed this 21st day of October, 2005.

THE DFA INVESTMENT DIMENSIONS GROUP INC.		DIMENSIONAL FUND ADVISORS INC.

By:	/s/ Michael T. Scardina	By:	/s/ Catherine L. Newell
	Michael T. Scardina Vice President, Chief Financial Officer and Treasurer		Catherine L. Newell Vice President and Secretary